Exhibit 10.17

Employment Agreement

          This Employment Agreement (the “Agreement”) is effective as of August 30, 2002 (the “Effective Date”), by and between Anchor Glass Container Corporation (the “Company”), and Roger L. Erb (the “Executive”).

          WHEREAS, the Company has employed the Executive as its Executive Vice President-Operations and wishes to continue to employ the Executive;

          WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of his continued employment with the Company and wish to formalize that agreement;

          NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

ARTICLE I

Employment Term

          1.1 Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as Executive Vice President – Operations & Engineering. During the Employment Term (as hereinafter defined), the Executive will have the title, status and duties of Executive Vice President – Operations & Engineering and will report directly to the Company’s President and Chief Executive Officer (the “CEO”).

          1.2 Term of Employment. The term of employment (“Employment Term”) under this Agreement will commence on the Effective Date and will continue thereafter until three (3) years from the Effective Date, unless sooner terminated by either party in accordance with the provisions of this Agreement.

ARTICLE II

Duties

          2.1 Duties. During the Employment Term, the Executive shall continue to perform the duties assigned to him and in effect during the one hundred and twenty (120) day period immediately preceding the Effective Date and shall further perform the duties assigned to him by the Company’s CEO or the Company’s Board of Directors (the “Board”), from time to time after commencement of the Effective Date; provided that the Executive shall not be assigned tasks inconsistent with those of Executive Vice President–Operations & Engineering. The Executive’s services shall be performed at the Company’s Tampa, Florida offices.

          (a) The Executive shall devote substantially all of his business time and use his reasonable best efforts, talents, knowledge and experience to serve as the Company’s Executive Vice President-Operations & Engineering and to promote the interests of the Company.

          (b) The Executive will perform his duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of the executives of the Company. Except as provided in Section 2.2 below, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

          2.2 Other Activities. The Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and, upon prior written approval of the Board, membership on other boards of directors, provided that such activities do not interfere in any material way with the performance of his duties under this Agreement. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

ARTICLE III

Compensation and Benefits

          During the Employment Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

          3.1 Base Salary. The Company shall pay the Executive an annual base salary of $250,080 per year (“Base Salary”). The Company’s CEO, the Board or such committee of the Board as is responsible for setting the compensation of senior executive officers (the “Committee”) shall review the Executive’s performance and Base Salary at least annually in January of each year after consultation with the Executive, and may from time to time increase the Executive’s Base Salary. The first review shall be in January 2003. Effective as of the date of any such increase, the “Base Salary” as so increased shall become the Executive’s “Base Salary” for all purposes of this Agreement and may not thereafter be reduced without the Executive’s written consent. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. The Company shall pay the Executive’s Base Salary according to the payroll practices in effect for all senior executive officers of the Company.

          3.2 Annual Bonus. The Company shall pay to the Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof for each “Year” (as defined below) which ends during the Employment Term. The Executive shall be eligible for an Annual Bonus as set forth in the Mercer Human Resource Consulting “Management Incentive Plan Design Anchor Glass Container Corporation” report, dated June 11, 2002 (the “Mercer Report”). The term “Year” shall mean the Company’s fiscal year unless indicated otherwise.

          (a) If the Executive achieves his target performance goals (the “Target Annual Goals”), as determined by the Board on an annual basis after consulting with the Executive, such Annual Bonus shall be as set forth in the Mercer Report (the “Target Annual Bonus”). If the Executive achieves his maximum performance goals (“Maximum Annual Goals”), as determined by the Board (or Committee) on an annual basis after consulting with the Executive, such Annual Bonus shall be as set forth in the Mercer Report. (the “Maximum Annual Bonus”). If the Executive achieves threshold performance goals (“Threshold Annual Goals”), as determined by the Board (or Committee) on an annual basis after consulting with the Executive, such Annual Bonus shall be as set forth in the Mercer Report. If the Executive achieves a level of performance which falls between the Threshold Annual Goals and the Target Annual Goals or between the Target Annual Goals and the Maximum Annual Goals, lineal interpolation shall be used to determine the Executive’s Annual Bonus for such Year. Such performance goals shall be set by the Board (or Committee) within ninety (90) days after the first day of the applicable Year.

          (b) For the Company’s 2002 Year, the Executive shall be eligible for a target bonus as set forth in the Mercer Report.

          (c) The Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment as soon as practicable after the Board (or Committee) can determine whether and the degree to which Maximum Annual Goals, Target Annual Goals or Threshold Annual Goals have been achieved following the close of such Year. Any such Annual Bonus shall in any event be paid within ninety (90) days after the end of the Year.

          3.3 Equity Incentives. The Company shall make available to its senior executives the following forms of equity

          (a) Stock Options. The Executive shall be eligible to participate in any stock option plan maintained by the Company, pursuant to the terms of such plan.

          (b) Stock Purchase. On the Effective Date, certain senior executives of the Company shall have the opportunity to purchase shares of Common Stock of the Company from Cerberus Capital Management, L.P., on behalf of one or more funds or affiliates to be designated by it (“Cerberus”), equal to an aggregate purchase price of approximately Three Hundred Thousand Dollars ($300,000) (the “Common Shares”). The Executive shall have the opportunity to purchase 121,500 Common Shares from Cerberus, at a purchase price per Common Share of $0.5555 for a total purchase price of $67,500. In connection with the purchase of Common Shares, the Executive shall become a party to the Company’s Shareholders Agreement.

          3.4 Incentive Compensation. The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers.

          3.5 Executive Benefit Plans. The Executive and/or his family (to the extent eligible), as the case may be, will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as Company takes such action generally with respect to other similarly situated senior executive officers.

          3.6 Business Expenses. The Company shall promptly reimburse the Executive for all reasonable business-related expenses incurred in the performance of services for the Company, in accordance with the policies, practices and procedures of the Company.

          3.7 Vacation. The Executive will be entitled to 20 paid vacation days for each calendar year during the Employment Term.

ARTICLE IV

Payments on Termination of Employment.

          4.1 Termination of Employment for any Reason. The following payments will be made upon the Executive’s termination of employment for any reason and shall be the only payments provided as a result of a termination of employment by the Company for Cause or a voluntary termination by the Executive without Good Reason:

          (a) Earned but unpaid Base Salary through the date of termination;

          (b) Any accrued but unpaid vacation;

          (c) Any incentive compensation for which the performance measurement period has ended and a payment earned under the terms of the incentive plan, program or arrangement remains unpaid at the time of termination of employment;

          (d) Any amounts payable under any of the Company’s executive benefit plans in accordance with the terms of those plans, except as may be required under Section 401(a)(13) of the Code; and

          (e) Unreimbursed business expenses incurred by the Executive on the Company’s behalf pursuant to the Company’s reimbursement policy.

          4.2 Termination of Employment for Retirement, Death or Disability. In addition to the amounts determined under Section 4.1 above, if the Executive’s termination of employment occurs by reason of Normal Retirement, death or Disability: (a) the Executive (or his Beneficiary) will receive a pro rata portion of any bonus payable under the Company’s incentive plans and under this Agreement for the year in which such termination occurs determined based on the Company’s actual performance against its Annual Goals for the fiscal year in which such termination occurs; (b) all benefits received under this Agreement that are subject to a vesting schedule shall continue to vest until the end of the year in which the death, Disability or Normal Retirement occurs; and (c) only in the case of Normal Retirement, the

Executive shall be eligible to participate in an executive retiree health plan; provided that the Executive shall pay the full cost of any applicable premiums or other costs. For purposes of this Agreement, “Disability” means a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation. The term “Normal Retirement” means the date in which the Executive terminates from employment with the Company and does not perform services for any other person or entity on or after the later of (i) attaining age sixty-five (65) or (ii) five (5) years of service with the Company (which shall include periods prior to the Effective Date).

          4.3 Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause or the Executive voluntarily terminates his employment for Good Reason, the Company will pay the following amounts and provide the following benefits:

          (a) The Base Salary and any annual bonus that the Company would have paid under the Agreement had the Executive’s employment continued for 1 year after termination. For this purpose, an annual bonus will be the actual bonus paid for the fiscal year immediately preceding such termination.

          (b) Continued coverage under the Company’s medical and dental plans for 1 year after termination, under the terms and conditions of the applicable plans, provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical and dental benefits under another employer-provided plan, the medical and dental benefits described herein shall be terminated.

          (c) Continued vesting of any outstanding stock options or other equity-based compensation awards as if the Executive remained employed for 1 year after termination.

          4.4 Good Reason.

          (a) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent: (i) assigning duties to the Executive that are inconsistent with those of the position of Executive Vice President – Operations & Engineering for similar companies in similar industries (except to the extent the Company promotes the Executive to a higher executive position), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) requiring the Executive to report to someone other than the Company’s CEO or Board; (iii) the failure of the Company to pay any portion of the Executive’s compensation within ten (10) days of the date such compensation is due; (iv) the Company requires the Executive to relocate his principal business office to a location not within thirty-five (35) miles of the Company’s principal business office located in the Tampa, Florida; (v) the Company’s material breach of any term of this Agreement; or (vi) any failure of the Company to comply with and satisfy Section 6.1 of this Agreement.

          (b) For purposes of this Section 4.4, “Company” shall mean any successor to the Company by sale of more than fifty percent (50%) of the voting securities of the Company or by sale of all or substantially all of the assets of the Company so that in the event that a successor upon a transaction does not assume this Agreement, the Executive may terminate employment with Good Reason.

          (c) Notwithstanding the above, the actions described in subsection 4.4(a) above shall not constitute Good Reason until after the Company shall have been provided thirty (30) days prior written notice of such action (which notice need not be given more than twice in any one year period) and shall have failed to remedy such action during such thirty (30) day period.

          4.5 Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s material breach of any provision of the Agreement; (ii) the Executive’s willful and continued failure to perform his duties as an executive of the Company (other than any such failure resulting from a Disability); (iii) the Executive’s willful misconduct, materially injurious to the Company, monetarily or otherwise, or (iv) the Executive’s commission of a felony; in each case as determined by the Board; provided, however, the actions described in clauses (i), (ii) and (iii) above shall not constitute Cause until after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which gives the Executive at least thirty (30) days to cure such alleged deficiencies.

          For purposes of this Section 4.5, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company’s CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

          4.6 Timing of Payments. All payments described above shall be made in a lump sum cash payment as soon as practicable (but in no event more than ten (10) days) following the Executive’s termination of employment. If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment within ten (10) days of the date that annual performance results are finalized.

ARTICLE V

Restrictive Covenants

          5.1 Definitions. For purposes of this Agreement, the following terms will be defined as follows:

          (a) “Confidential Information” shall mean the Company’s trade secrets and all other information unique to the Company and not readily available to the public, including developments, designs, improvements, inventions, formulas, compilations, methods, forecasts, software programs, processes, know-how, data, research, operating methods and techniques, and all business plans, strategies, costs, profits, customers, vendors, markets, sales, products, key personnel, pricing policies, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

          (b) The term “Business Conducted by the Company” shall mean the glass container manufacturing business conducted by the Company as of the date of the Executive’s termination of employment.

          5.2 Inventions or Developments. The Executive agrees that he will promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during his employment with the Company (collectively, the “Inventions or Developments”). All Inventions and Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and the Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.

          Notwithstanding the foregoing, any right of the Company or assignment by the Executive as provided in this paragraph shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company were used and which were developed entirely on the Executive’s own time, unless: (a) the Inventions or Developments relate to the Business Conducted by the Company or the actual or demonstrably anticipated research or development of the Company; or (b) the Inventions or Developments result from any work performed by the Executive for the Company.

          5.3 Non-Disclosure of Confidential Information or Inventions or Developments. The Executive acknowledges that he has had and will have access to Confidential Information or Inventions or Developments of the Company and agrees that he shall not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information or Inventions or Developments, but instead shall keep all such matters strictly and absolutely confidential; provided, however, that, with respect to periods after the Executive’s termination of employment, all business plans, strategies, costs, profits, customers, vendors, markets, sales, products, key personnel, pricing policies, marketing, and sales shall only be considered “Confidential Information” for the duration that payments are made to the Executive pursuant to Section 4.3 hereof or for 1 year after a termination with Cause.

          5.4 No Diversion of Business Opportunities and Prospects. The Executive agrees that during his employment with the Company: (a) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company; (b) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an employee of the Company or which is of a similar nature to the Business Conducted by the Company or which the Company has expressed an interest in engaging in the future; and (c) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

          5.5 Actions Upon Termination. Upon the Executive’s employment termination for whatever reason, the Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information or Inventions or Developments, regardless of the medium (i.e., hard copy, computer disk, CD ROM) on which the information is contained.

          5.6 Non-Competition. The Executive agrees that so long as he is employed by the Company, for the period that the Executive receives payments pursuant to Section 4.3 hereof after termination of employment or for 1 year after a termination with Cause (the “Period”), he shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company within the United States (hereinafter, the “Geographic Area”).

          5.7 Non-Solicitation of Employees. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company, or any individual who becomes an employee during the Period, to leave such employment.

          5.8 Non-Solicitation of Suppliers or Customers. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company, any supplier, customer, or other person or entity that had a business relationship with or with which the Company was planning or pursuing a business relationship at or before the date of termination of his employment.

          5.9 Irreparable Harm. The Executive acknowledges that: (a) the Executive’s compliance with this Article V is necessary to preserve and protect the Confidential Information, Inventions or Developments and the goodwill of the Company as a going concern; (b) any failure by the Executive to comply with the provisions of this Section will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (c) in the event that the Executive should fail to comply with the terms and conditions of this Article V, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with this Section, to restore to the Company its property, and to make the Company whole.

          5.10 Survival. The provisions set forth in this Article V shall, as noted, survive termination of this Agreement.

          5.11 Forfeiture. If the Executive violates any provision of this Article V, the Executive will forfeit his right to all payments and benefits under Section 4.3, except to the extent otherwise provided by law.

          5.12 Unenforceability. If any provision(s) of this Article V shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

ARTICLE VI

Miscellaneous

          6.1 Assignment; Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. Upon the Executive’s death this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

          6.2 Insurance and Indemnification. For the period from the Effective Date through at least the tenth anniversary of the Executive’s termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Executive with at least the same corporate indemnification as it provides to its other senior executive officers.

          6.3 Interpretation. The laws of the State of Florida shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

          6.4 Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

          6.5 Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and the Executive.

          6.6 Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (a) overnight carrier, (b) telecopy, (c) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (d) such other method of delivery that provides a written confirmation of delivery. Notice shall be directed to:

If to the Company, to: Anchor Glass Container Corporation
4343 Anchor Plaza Parkway
Tampa, Florida 33634-7513
Attention: President and Chief Executive Officer

With a copy to:	Cerberus Capital Management, LP
450 Park Avenue
New York, New York 10022
Attention: Lenard Tessler

With a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Ronald E. Richman, Esq.

If to the Executive, to his home address set forth in the records of the Company

With a copy to:	Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Michael S. Melbinger, Esq.

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

          6.7 Severability. If any provision(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

          6.8 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof.

          6.9 Consultation With Counsel. Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

          6.10 Waiver; Release of Claims. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company’s Board. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          6.11 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of the Executive’s employment by another employer, except that any continued welfare benefits provided for by Section 4.3 shall not duplicate any benefits that are provided to the Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

          6.12 Beneficiary. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

          6.13 Enforcement Costs. The prevailing party in any litigation or action with respect to this Agreement shall be reimbursed for all fees or expenses incurred in such litigation or action; provided, however, that the maximum reimbursement from the Executive to the Company shall be $100,000.

          6.14 Representations by Executive. Executive represents and warrants that by accepting employment with the Company under this Agreement, he is not (a) breaching any other agreement with any third party, including but not limited to any former employer, or (b) in any other way restricted in or limited from fulfilling the terms of this Agreement.

          6.15 Survival. All sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

          6.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

          6.17 Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

Anchor Glass Container Corporation		EXECUTIVE

By:	/s/ Richard Deneau	/s/ Roger L. Erb

Its: President